Exhibit 4(f)(102)
NEW BANK ADDENDUM
     NEW BANK ADDENDUM, dated February 26, to the Fourth Amended and Restated Credit Acceptance Corporation Credit Agreement dated as of February 7, 2006 (as otherwise amended, restated or modified from time to time, the “Credit Agreement”), by and among Credit Acceptance Corporation (“Company”), each of the financial institutions parties thereto (collectively, the “Banks”) and Comerica Bank, as Agent for the Banks.
W I T N E S S E T H:
     WHEREAS, the Credit Agreement provides in Section 2.17 thereof that a financial institution, although not originally a party thereto, may become a party to the Credit Agreement with the consent of the Company and the Agent by executing and delivering to the Agent a New Bank Addendum to the Credit Agreement in substantially the form of this new bank addendum; and
     WHEREAS, the undersigned New Bank was not an original party to the Credit Agreement but now desires to become a party thereto;
     NOW, THEREFORE, the New Bank hereby agrees as follows:
     The New Bank hereby confirms that it has received a copy of the Credit Agreement and the exhibits and schedules referred to therein, and all other Loan Documents which it considers necessary, together with copies of the other documents which were required to be delivered under the Credit Agreement as a condition to the making of the loans thereunder. The New Bank acknowledges and agrees that it: (a) has made and will continue to make such inquiries and has taken and will take such care on its own behalf as would have been the case had its commitment been granted and its loans been made directly by such New Bank to the Company without the intervention of the Agent or any other Bank; and (b) has made and will continue to make, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The New Bank further acknowledges and agrees that the Agent has not made any representations or warranties about the creditworthiness of the Company or any other party to the Credit Agreement or any other of the Loan Documents, or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement, or any other of the Loan Documents.
     New Bank represents and warrants that it is a Person to which assignments are permitted pursuant to Sections 13.8(c) and (d) of the Credit Agreement.

     Except as otherwise provided in the Credit Agreement, effective as of the Effective Date (as defined below):
(a)	the New Bank (i) shall be deemed automatically to have become a party to the Credit Agreement and the other Loan Documents, and to have all the rights and obligations of a party to the Credit Agreement and the other Loan Documents, as if it were an original signatory; and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement and the other Loan Documents as if it were an original signatory thereto; and

(b)	the New Bank shall be a Bank and its Percentage of the Revolving Credit (and its risk participation in Letters of Credit) shall be as set forth in the attached revised Exhibit D (Percentages); provided any fees paid prior to the Effective Date, including any Letter of Credit Fees, shall not be recalculated, redistributed or reallocated by Company, Agent or the Banks.
     As used herein, the term “Effective Date” means the date on which all of the following have occurred or have been completed, as reasonably determined by the Agent:
(1)	the Company shall have paid to the Agent all interest, fees (including the Revolving Credit Facility Fee) and other amounts, if any, accrued to the Effective Date for which reimbursement is then owing under the Credit Agreement;

(2)	New Bank shall have remitted to the Agent funds in an amount equal to its Percentage of all Advances of the Revolving Credit outstanding as of the Effective Date; and

(3)	the Company shall have executed and delivered to the Agent for the New Bank, new Revolving Credit Notes payable to such New Bank in the face amount of such New Bank’s Percentage of the Revolving Credit Maximum Amount (after giving effect to this New Bank Addendum, and any other New Bank Addendum executed concurrently herewith).
     The Agent shall notify the New Bank, along with Company, of the Effective Date. The New Bank shall deliver herewith to the Agent administrative details with respect to the funding and distribution of Advances (and Letters of Credit) as requested by Agent.
     Terms defined in the Credit Agreement and not otherwise defined herein shall have their defined meanings when used herein.

2

     IN WITNESS WHEREOF, the undersigned has caused this New Bank Addendum to be executed and delivered by a duly authorized officer on the date first above written.

RBS CITIZENS, N.A.

By:	/s/ Michael S. Farley

Name:	Michael S. Farley
Title:	Vice President
Signature Page to New Bank Addendum
(826523)

Accepted this 25th day of
February, 2008.

CREDIT ACCEPTANCE CORPORATION

By:	/s/ Douglas W. Busk

Name:	Douglas W. Busk
Title:	Treasurer
Signature Page to New Bank Addendum
(826523)

Accepted this 25th day of
February, 2008.

COMERICA BANK, as Agent

By:	/s/ Timothy J. Bishop

Timothy J. Bishop
Its:	Vice President
Signature Page to New Bank Addendum
(826523)

EXHIBIT D
(Percentages)

		Revolving Credit
Bank	Percentage	Commitment
Comerica Bank	22.8013029315961%	$35,000,000.00
Fifth Third Bank (Eastern Michigan)	19.5439739413681%	$30,000,000.00
National City Bank of the Midwest	16.2866449511401%	$25,000,000.00
Bank of America, N.A.	15.3094462540717%	$23,500,000.00
BMO Capital Markets Financing, Inc.	13.0293159609121%	$20,000,000.00
RBS Citizens, N.A.	13.0293159609121%	$20,000,000.00
Total	100%	$153,500,000.00